Exhibit 2.4(c)

ADDENDUM #2

TO

AMENDED AND RESTATED

SHARED ACQUISITION AND OPERATING AGREEMENT

This Addendum #2 to the Amended and Restated Shared Acquisition and Operating Agreement (this “Addendum”) by and among ARP Eagle Ford, LLC, a Texas limited liability company (“ARP Purchaser”), and Atlas Growth Eagle Ford, LLC, a Texas limited liability company (“AGP Purchaser”), is executed effective as of July 1, 2015.  Capitalized terms used but not defined herein have the meanings given to them in that certain Amended and Restated Shared Acquisition and Operating Agreement, effective September 23, 2014, by and between ARP Purchaser and AGP Purchaser, as amended by that certain addendum dated March 31, 2015 (the “Agreement”).

WHEREAS, the Parties entered into a Purchase and Sale Agreement, dated September 24, 2014, as amended by those certain amendments dated October 27, 2014 and March 31, 2015 (the “PSA”), to acquire certain assets (as described in the PSA, the “Assets”) from Cima Resources, LLC and Cinco Resources, Inc;

WHEREAS, simultaneously with the execution of the PSA, the Parties entered into the Agreement to set forth the rights and obligations of each Party with respect to the acquisition and operation of the Assets; and

WHEREAS, the Parties desire to enter into this Addendum to supplement the Agreement and to set forth certain terms and conditions upon which AGP Purchaser agrees to sell to ARP Purchaser and ARP Purchaser agrees to acquire from AGP Purchaser some of the Wells owned by AGP Purchaser.

NOW THEREFORE, in consideration of the terms and conditions set forth in this Addendum and the Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.1Consideration.  Upon execution of this Addendum by both parties, ARP Purchaser shall pay AGP Purchaser $1,363,075.02 in immediately available funds and AGP Purchaser shall assign the a portion of its working interest in the Kasper Unit as set forth on Exhibit A hereto to ARP Purchaser pursuant to the Assignment, Bill of Sale and Conveyance attached hereto as Exhibit B, which shall be executed simultaneously with this Addendum.

1.2Amendment.

(a)The Well list on Exhibit A is hereby amended and replaced in its entirety as set forth on the new Well list on Exhibit C attached hereto.

(b)Exhibit E is hereby amended by adding Exhibit E-19 and E-20 as set forth on Exhibit D-1 and D-2 attached hereto.

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1.3Agreement Remains in Effect.  The Parties hereby ratify and approve the Agreement, as amended hereby, and acknowledge and agree that, except as hereby amended, the Agreement shall remain in full force and effect.

1.4Applicable Law; Jurisdiction.  This Addendum shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Texas, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Any disputes arising out of or related to this Addendum (other than those expressly provided to be resolved otherwise) will be subject to the exclusive jurisdiction and venue of the state courts in Dallas County, Texas and in the United States District Court located in such county, and each of the Parties hereby consents and submits to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such dispute and irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the laying of the venue of any such dispute in any such court or that any such dispute has been brought in an inconvenient forum.

1.5Counterparts.  This Addendum may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

1.6Severability.  Any term or provision of this Addendum that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Addendum or affecting the validity or enforceability of any of the terms or provisions of this Addendum in any other jurisdiction.  If any provision of this Addendum is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

[signature page follows]

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IN WITNESS WHEREOF, this Addendum has been signed by each of the Parties to be effective for all purposes as of the date first written above.

“ARP Purchaser”

ARP Eagle Ford, LLC

By:	/s/ Brad Eubanks
Name:	Brad Eubanks
Title:	Vice President of Land

[Signature Page to Addendum to Amended and Restated Shared Acquisition and Operating Agreement]

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IN WITNESS WHEREOF, this Addendum has been signed by each of the Parties to be effective for all purposes as of the date first written above.

“AGP Purchaser”

Atlas Growth Eagle Ford, LLC

By:	/s/ Daniel C. Herz
Name:	Daniel C. Herz
Title:	President

[Signature Page to Addendum to Amended and Restated Shared Acquisition and Operating Agreement]

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